Exhibit 107
CALCULATION OF FILING FEE TABLE
Form S-8
(Form Type)
Fox Factory Holding Corp.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share	Other(2)	3,361,032 shares(3)	$80.86	$271,773,047.52	$0.0000927	$25,193.36
Total Offering Amounts					$271,773,047.52		$25,193.36
Total Fee Offsets							—
Net Fee Due							$25,193.36
(1)In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)The proposed maximum offering price per share of $80.86 is estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act and is based upon the average of the high and low prices of the Registrant’s Common Stock as reported on The Nasdaq Global Select Market on May 6, 2022.
(3)Represents 3,361,032 shares reserved for issuance under the Fox Factory Holding Corp. 2022 Omnibus Plan.